Exhibit 99.3

Registered Number 05796284 England

CLM Delivery Partner Ltd

Annual Report

for the year ended 31 December 2008

CLM Delivery Partner Ltd

Annual Report

for the year ended 31 December 2008

Contents

Page

Report of Independent Auditors	1

Profit and Loss Account	2

Balance Sheet	3

Cash Flow Statement	4

Notes to the Financial Statements	5 - 9

CLM Delivery Partner Ltd

Report of Independent Auditors

In our opinion, the accompanying Balance Sheet and the related Profit and Loss and Cash Flow Statement present fairly, in all material respects, the financial position of CLM Delivery Partner at 31 December 2008, and the results of its operations and its cash flows for the year then ended in conformity with the United Kingdom generally accepted accounting principles. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

1 September 2009

CLM Delivery Partner Ltd

Profit & Loss Account

for the year ended 31 December 2008

	Note	2008	2007
		£	£
			(unaudited)
Turnover	1	127,917,080	60,059,050

Cost of sales		(85,998,839)	(49,920,675)

Gross profit		41,918,241	10,138,375

Administrative expenses		(671,335)	(411,304)

Operating profit	2	41,246,906	9,727,071

Interest receivable	4	149,840	106,067

Profit on ordinary activities before taxation		41,396,746	9,833,138

Taxation	6	(11,871,259)	(2,958,409)

Profit after Taxation		29,525,487	6,874,729

All items in the profit and loss account relate to continuing operations.

There is no material difference between the profit on ordinary activities before taxation and the profit for the year as stated above and their historical cost equivalents.

The company has no recognised gains and losses other than those shown above and therefore, no separate statement of total recognised gains and losses has been presented.

CLM Delivery Partner Ltd

Balance Sheet

as at 31 December 2008

				2007
	Note	2008		(unaudited)
		£	£	£	£

Assets

Debtors	7	26,542,194		19,946,257
Cash at bank and in hand		6,631,752		784,744

		33,173,946		20,731,001

Creditors	8	(24,575,455)		(16,657,997)

Net current assets			8,598,491		4,073,004

Net assets			8,598,491		4,073,004

Capital and reserves

Called up share capital	9		1,000		1,000
Profit and loss reserve	10		8,597,491		4,072,004

Equity shareholders’ funds	10		8,598,491		4,073,004

CLM Delivery Partner Ltd

Cash Flow Statement

for the year ended 31 December 2008

	Note	2008	2007
		£	£
			(unaudited)

Net cash inflow from operating activities	12	38,999,651	1,281,787

Returns on investments and servicing of finance
Interest Received		149,840	106,067
		39,149,491	1,387,854

Dividend Paid		(25,000,000)	(3,000,000)

Corporation Taxation Paid		(8,302,483)	(84,546)

Increase / (Decrease) in cash in the period		5,847,008	(1,696,692)

Reconciliation of cashflow to movement in net funds

Balance at end of year		6,631,752	784,744

Opening balance		784,744	2,481,436

Increase / (Decrease) in funds for the year		5,847,008	(1,696,692)

CLM Delivery Partner Ltd

Notes to Financial Statements

for the year ended 31 December 2008

1      Accounting Policies

1.1	Basis of preparation of accounts

These financial statements have been prepared under the historical cost convention and in accordance with the Companies Act 1985 and applicable Accounting Standards in the United Kingdom, which have been applied consistently with the prior year. A summary of the more important policies is set out below.

1.2	Turnover

Turover relates to profit management service. It reflects amounts initially agreed in the contract, plus any variations in contract work and incentive payments to the extent that it is probable they will result in revenue and can be reliably measured.

1.3	Profit recognition

Profit is calculated on an individual task order basis as the element of profit forecast at completion that can prudently be attributed to the proportion of work done at the period end. Immediate provision is made for all foreseeable unrecoverable amounts if projections of future costs require it.

1.4	Pension costs

The company does not have its own defined contribution pension fund and contributions are made where necessary to independent staff pension schemes.

2      Operating Profit

Operating Profit is stated after charging:

	2008	2007
	£	£
		(unaudited)

Auditors’ remuneration for audit services	55,000	43,000
Auditors’ remuneration for other services	—	27,850
	55,000	70,850

CLM Delivery Partner Ltd

Notes to Financial Statements

for the year ended 31 December 2008

3      Employees and Directors

Personnel, other than those engaged via agencies and sub consultants in CLM’s supply chain, are employed directly or by companies within the consortium members, and costs in respect of those individuals are charged in the normal course of trading as Cost of Sales. The directors of CLM currently make no separate charges for their services.

		2007
	2008	(unaudited)
	No.	No.
The average monthly numbers of personnel, including directors, employed by CLM directly or by consortium members during the year were:	460	204

	2008	2007
	£	£
Aggregate remuneration and related cost of these staff :
Wages and salaries	23,539,933	13,561,691
Social security costs	2,547,984	1,334,193
Other pension costs	1,070,619	575,110
	27,158,536	15,470,994

4	Interest Receivable

Bank interest	149,840	106,067
	149,840	106,067

5	Dividend

Final Dividend Payment (£25,000 per share (2007: £3,000 per share))	25,000,000	3,000,000
	25,000,000	3,000,000

The directors proposed and paid a dividend of £3 million after the year-end.

6	Taxation

United Kingdom corporation tax
Current tax on income for the year	11,871,259	2,963,432
Adjustment in respect of prior year	—	(5,023)
Tax on profit	11,871,259	2,958,409

Current tax reconciliation

Profit on ordinary activities before tax	41,396,746	9,833,138

Profit on ordinary activities multiplied by standard rate of corporation tax in the UK of 30% to Mar 08 then 28% for the remainder of the year	11,798,072	2,949,942

- effects of expenditure that is not tax deductible	73,187	13,490
	11,871,259	2,963,432

CLM Delivery Partner Ltd

Notes to Financial Statements

for the year ended 31 December 2008

7	Debtors

	2008	2007
	£	£
		(unaudited)
Amounts falling due within one year

Trade debtors	7,640,677	13,254,540
Prepayments and accrued income	12,879,966	3,983,000
Other taxes and social security	233,282	—
Amounts recoverable on long-term contracts	5,788,269	2,708,717

	26,542,194	19,946,257

8	Creditors: amounts falling due within one year

Trade and sub consultant creditors	2,082,670	4,253,496
Amounts owed to consortium members	5,391,113	6,072,483
Corporation tax	6,521,525	2,958,409
Other taxes and social security	—	823,209
Other accruals	10,539,035	2,319,853
Payments on account	41,112	230,547

	24,575,455	16,657,997

Amounts due to consortium members are unsecured, interest free and payable on demand.

CLM Delivery Partner Ltd

Notes to Financial Statements

for the year ended 31 December 2008

9	Share capital

	2008	2007
	£	£
		(unaudited)
Authorised equity
1,000 ordinary shares of £1 each	1,000	1,000

Allotted, called up and paid equity
1,000 ordinary shares of £1 each	1,000	1,000

10	Reconciliation of movements in equity shareholders’ funds

		Profit
	Share	and loss	Total	Total
	capital	reserve	2008	2007
	£	£	£	£
				(unaudited)

Opening shareholders’ funds	1,000	4,072,004	4,073,004	198,275
Shares issued in year	—	—		—
Profit for the year	—	29,525,487	29,525,487	6,874,729
Dividend Payment	—	(25,000,000)	(25,000,000)	(3,000,000)

Closing shareholders’ funds	1,000	8,597,491	8,598,491	4,073,004

11	Related party transactions

During the year the company incurred employment, travel and subsistence costs from its consortium members, CH2M Hill International Ltd, Laing O’Rourke Holdings Ltd and Mace Ltd and their associated undertakings, in the normal course of business. The amounts charged during the year and balances outstanding at the year end were as follows:

	Charged during the current year	Outstanding Balance at 31 December 2008	Outstanding Balance at 31 December 2007
	£	£	£
			(unaudited)
CH2M Hill International Ltd	19,460,238	2,362,446	2,570,968
Laing O’Rourke Holdings Ltd	18,187,370	1,706,892	1,734,914
Mace Ltd	16,360,038	1,321,775	1,766,601
	54,007,646	5,391,113	6,072,483

CLM Delivery Partner Ltd

Notes to Financial Statements

for the year ended 31 December 2008

			2007
		2008	(unaudited)
		£	£
12	Reconciliation of operating profit to net cash flow from operating activities
	Operating profit	41,246,906	9,727,071
	Increase in debtors	(6,595,937)	(15,055,107)
	Increase in creditors	4,348,682	6,609,823

	Net cash inflow from operating activities	38,999,651	1,281,787

13	Ultimate Parent Company

CH2M Hill International Ltd (37.5%), Laing O’Rourke Holdings Ltd (37.5%) and Mace Ltd (25%) are the controlling parties of the company.